RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-189888

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated March 18, 2014

Pricing Supplement Dated March __, 2014 to the Product Prospectus
Supplement No. TP-2, dated July 26, 2013, and the Prospectus
Supplement and Prospectus, each dated July 23, 2013
$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

Royal Bank of Canada is offering Trigger Phoenix Autocallable Optimization Notes (the “Notes”) linked to the EURO STOXX 50® Index (the “Reference Index”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a Continent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement.

Reference Index	Initial Index Level1	Trigger Level and Coupon Barrier
EURO STOXX 50® Index (“SX5E”)	[ ]	[ ] (70% of the Initial Index Level)
1The Initial Index Level will be the closing level of the Reference Index on the Trade Date.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated July 26, 2013, page S-1 of the prospectus supplement dated July 23, 2013, and “Selected Risk Considerations” beginning on page P8 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	March 18, 2014	Principal Amount:	$10 per Note
Issue Date:	March 21, 2014	Maturity Date:	March 24, 2017
Observation Dates:	Quarterly, beginning on June 18, 2014, subject to postponement as described in Product Prospectus Supplement No. TP-2.	Coupon Payment Dates:	Quarterly, beginning on June 20, 2014, up to and including the Maturity Date, subject to postponement as described in Product Prospectus Supplement No. TP-2.
Valuation Date:	March 20, 2017	Contingent Coupon Rate:	5.20% per annum.
Contingent Coupon:
If the closing level of the Reference Index is equal to or greater than the Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):	For each $10 in principal amount, $10 plus the Contingent Coupon at maturity, unless the Final Index Level of the Reference Index is less than the Trigger Level.
If the Final Index Level is less than the Trigger Level, then the investor will receive at maturity, for each $10 in principal amount, an amount of cash which will be less than the principal amount, based upon the Underlying Return (as defined below).

Investors could lose some or all of the value of their initial investment if the level of the Reference Index decreases.
Call Feature:
The Notes will be automatically called for 100% of their principal amount, plus accrued interest, if the closing level of the Reference Index is equal to or greater than the Initial Index Level on any Observation Date beginning on March 18, 2015.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Final Index Level:	The closing level of the Reference Index on the Valuation Date.
CUSIP/ISIN:	78010Y794/US78010Y7940

	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions	1.50%	$
Proceeds to Royal Bank of Canada	98.50%	$

The initial estimated value of the Notes as of the date of this document is $9.7192 per $10 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our updated estimate of the initial value of the Notes as of the Trade Date, which will not be less than $9.5192 per $10 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under ‘‘Risk Factors,” “Supplemental Plan of Distribution (Conflicts of Interest),” and “Structuring the Notes” below.

UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.15 per $10 principal amount of the Notes.

UBS Financial Services Inc.	RBC Capital Markets, LLC

$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This terms supplement relates to an offering of Trigger Phoenix Autocallable Optimization Notes (the “Notes”) linked to the Euro STOXX 50® Index.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Agents:	UBS Financial Services Inc. (“UBS”) and RBC Capital Markets, LLC (“RBCCM”)

Issue:	Senior Medium-Term Notes, Series F

Trade Date:	March 18, 2014

Issue Date:	March 21, 2014

Term:	Approximately three years

Denominations:	Minimum denomination of $10, and integral multiples of $10 thereafter.

Minimum Investment Amount:	$1,000 (representing 100 Notes)

Designated Currency:	U.S. Dollars

Reference Index:	The Euro STOXX 50® Index (the “SX5E”).

Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:

•      If the closing level of the Reference Index is equal to or greater than the Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.

•      If the closing level of the Reference Index is less than the Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.

You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	5.20% per annum.

Observation Dates:
June 18, 2014, September 18, 2014, December 18, 2014, March 18, 2015, June 18, 2015, September 18, 2015, December 18, 2015, March 18, 2016, June 20, 2016, September 19, 2016, December 19, 2016 and March 20, 2017, subject to postponement as described in Product Prospectus Supplement No. TP-2.

UBS Financial Services Inc.	RBC Capital Markets, LLC
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$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

Coupon Payment Dates:
June 20, 2014, September 22, 2014, December 22, 2014, March 20, 2015, June 22, 2015, September 22, 2015, December 22, 2015, March 22, 2016, June 22, 2016, September 21, 2016, December 21, 2016 and the Maturity Date, subject to postponement as described in Product Prospectus Supplement No. TP-2.

Call Feature:	If, on any Observation Date beginning on March 18, 2015, the closing level of the Reference Index is equal to or greater than the Initial Index Level, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $10 principal amount, you will receive $10 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Observation Date beginning on March 18, 2015, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.

Valuation Date:	March 20, 2017

Maturity Date:	March 24, 2017

Initial Index Level:	The closing level of the Reference Index on the Trade Date.
Final Index Level:	The closing level of the Reference Index on the Valuation Date.

Trigger Level and Coupon Barrier:	70% of the Initial Index Level.

Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Index Level of the Reference Index:

•      If the Final Index Level is greater than or equal to the Trigger Level, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.

•      If the Final Index Level is less than the Trigger Level, the investor will receive at maturity, for each $10 in principal amount, an amount of cash calculated as follows:

$10 + ($10 x Underlying Return)

In this case, the amount of cash that you will receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Reference Index from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the level of the Reference Index below the Trigger Level.

Underlying Return:	Final Index Level – Initial Index Level Initial Index Level

Calculation Agent:	RBC Capital Markets, LLC

UBS Financial Services Inc.	RBC Capital Markets, LLC
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$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled contingent income-bearing derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P2 through P4 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

UBS Financial Services Inc.	RBC Capital Markets, LLC
P4

$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

ADDITIONAL DOCUMENTS

You should read this terms supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 26, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part.  Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and in the product prospectus supplement dated July 26, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement dated July 26, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004109/b725132424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

UBS Financial Services Inc.	RBC Capital Markets, LLC
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$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

HYPOTHETICAL EXAMPLES

The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Index relative to its Initial Index Level. Royal Bank of Canada cannot predict the closing level of the Reference Index at any time during the term of Notes, including on any Observation Date. You should not take these examples as an indication or assurance of the expected performance of the Reference Index. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the payment at maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following assumptions (actual terms for the Notes will be set on the Trade Date):

Principal Amount:	$10.00
Term:	Approximately three years
Initial Index Level:	3,000
Contingent Coupon Rate:	5.20% per annum (or 1.30% per quarter)
Contingent Coupon:	$0.13 per quarter
Observation Dates:	Quarterly
Trigger Level:	2,100 (which is 70% of the Initial Index Level)
Coupon Barrier:	2,100 (which is 70% of the Initial Index Level)

Scenario #1: Notes Are Called on the Fourth Observation Date.
Date	Closing Level	Payment (per Note)
First Observation Date*	3,200 (at or above Initial Index Level)	$0.13 (Contingent Coupon)
Second Observation Date*	3,300 (at or above Initial Index Level)	$0.13 (Contingent Coupon)
Third Observation Date*	1,900 (below Coupon Barrier)	$0.00
Fourth Observation Date	3,100 (at or above Initial Index Level)	$10.13 (Principal Amount + Contingent Coupon)
	Total Payment:	$10.39 (3.90% return)

*The Notes are not callable until the Observation Date occurring one year after the Trade Date.

Since the Notes are called on the fourth Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date a total of $10.13 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.26 received in respect of the prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.39 per Note, for a 3.90% total return on the Notes.  No further amount will be owed to you under the Notes.

Scenario #2: Notes Are Called on the Final Observation Date.
Date	Closing Level	Payment (per Note)
First through Eleventh Observation Dates	various (above Coupon Barrier on two Observation Dates)	$0.13 x 2 = $0.26 (Contingent Coupons)
Final Observation Date	3,150 (at or above Initial Index Level)	$10.13 (Principal Amount + Contingent Coupon)
	Total Payment:	$10.39 (3.90% return)

Since the Notes are called on the final Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date a total of $10.13 per Note, reflecting your principal amount plus the applicable Contingent Coupon.  When added to the Contingent Coupon payments of $0.26 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.39 per Note, for a 3.90% total return on the Notes, which is less than the Underlying Return of 5%.

UBS Financial Services Inc.	RBC Capital Markets, LLC
P6

$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

Scenario #3: Notes Are NOT Called and the Final Index Level Is at or Above the Trigger Level.
Date	Closing Level	Payment (per Note)
First through Eleventh Observation Dates	various (above Coupon Barrier; below Initial Index Level)	$0.13 x 11 = $1.43 (Contingent Coupons)
Final Observation Date	2,400 (at or above Trigger Level and Coupon Barrier; below Initial Index Level)	$10.13 (Payment at Maturity)
	Total Payment:	$11.56 (15.60% return)

At maturity, Royal Bank of Canada will pay you a total of $10.13 per Note, reflecting your principal amount plus the applicable Contingent Coupon.  When added to the Contingent Coupon payments of $1.43 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $11.56 per Note, for a 15.60% total return on the Notes, which is greater than the Underlying Return of -20%.

Scenario #4: Notes Are NOT Called and the Final Index Level Is Below the Trigger Level.
Date	Closing Level	Payment (per Note)
First through Eleventh Observation Dates	various (above Coupon Barrier on two Observation Dates)	$0.13 x 2 = $0.26 (Contingent Coupons)
Final Observation Date	$1,500 (below Trigger Level and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] = $10.00 + [$10.00 × -50%] = $10.00 - $5.00 = $5.00 (Payment at Maturity)
	Total Payment:	$5.26 (-47.40% return)

Since the Notes are not called and the Final Index level is below the Trigger Level, Royal Bank of Canada will pay you at maturity $5.00 per Note.  When added to the Contingent Coupon payments of $0.26 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you $5.26 per Note, for a loss on the Notes of 47.40%.

The Notes differ from ordinary debt securities in that, among other features, Royal Bank of Canada is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not called on any Observation Date, you may lose some or all of your initial investment. Specifically, if the Notes are not called and the Final Index Level is less than the Trigger Level, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return is less than zero.

Any payment on the Notes, including payments in respect of an automatic call, the Contingent Coupons or any repayment of principal provided at maturity, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due. If Royal Bank of Canada is unable to meet its obligations, you may not receive any amounts due to you under the Notes.

UBS Financial Services Inc.	RBC Capital Markets, LLC
P7

$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the securities represented by the Reference Index.  These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

Risks Relating to the Terms of the Notes

•
Principal at Risk — Investors in the Notes could lose some or a substantial portion of their principal amount if there is a decline in the level of the Reference Index between the Trade Date and the Valuation Date.  If the Notes are not automatically called and the Final Index Level is less than the Trigger Level, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing level of the Reference Index from the Trade Date to the Valuation Date.  Any Contingent Coupons received on the Notes prior to the maturity date may not be sufficient to compensate for any such loss. Generally, the higher the contingent coupon rate on a note, the greater the risk of loss on that note.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date beginning on March 18, 2015, the closing level of the Reference Index is equal to or greater than the Initial Index Level, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $10 in principal amount, you will receive $10 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make any coupon payments on the Notes.  If the closing level of the Reference Index on an Observation Date is less than the Coupon Barrier, Royal Bank of Canada will not pay you the Contingent Coupon applicable to that Observation Date. If the closing level of the Reference Index is less than the Coupon Barrier on each of the Observation Dates and on the Valuation Date, Royal Bank of Canada will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if Royal Bank of Canada does not pay the Contingent Coupon on the maturity date, you will also incur a loss of principal, because the Final Index Level will be less than the Trigger Level.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Index. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call.  Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the fourth Observation Date, the total return on the Notes could be limited. If the Notes are not called, you may be subject to the full downside performance of the Reference Index even though your potential return is limited to the Contingent Coupon Rate.  As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Reference Index.

•
Credit Risk of Royal Bank of Canada — The Notes are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Notes and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.

UBS Financial Services Inc.	RBC Capital Markets, LLC
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$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

•
Owning the Notes Is Not the Same as Owning the Securities Included in the Reference Index — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the securities represented by the Reference Index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Index may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
Lack of Liquidity — The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Notes, will be less than the public offering price you pay for the Notes, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the Reference Index, the borrowing rate we pay to issue securities of this kind and our estimated profit and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set —The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See "Structuring the Notes" below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
Prior to Maturity, the Value of the Notes Will Be Influenced by Many Unpredictable Factors — Many economic and market factors will influence the value of the Notes.  We expect that, generally, the level of the Reference Index on any day will affect the value of the Notes more than any other single factor.  However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the level of the Reference Index. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

UBS Financial Services Inc.	RBC Capital Markets, LLC
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$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

o	the level of the Reference Index, including whether the level of the Reference Index is below the Coupon Barrier or the Trigger Level;

o	the expected volatility of the Reference Index;

o	the time to maturity of the Notes;

o	the dividend rate on the equity securities represented by the Reference Index;

o	interest and yield rates in the market generally, as well as in the markets of the equity securities represented by the Reference Index;

o
economic, financial, political, regulatory or judicial events that affect the Reference Index or the equity securities represented by the Reference Index or stock markets generally, and which may affect the level of the Reference Index on any Observation Date;

o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and the euro; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose to sell your Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your Notes at a substantial discount from the principal amount if the level of the Reference Index is at, below or not sufficiently above the Initial Index Level, the Coupon Barrier or the Trigger Level.

•
Market Disruption Events and Adjustments — The payment at maturity, each Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and the section “Additional Terms of the Notes” below.

Risks Relating to the Reference Index

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Index — In the ordinary course of their business, we, UBS and our respective affiliates may have expressed views on expected movement in the Reference Index or the equity securities that it represents, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Reference Index and those securities may at any time have significantly different views from those of ours and our respective affiliates. For these reasons, you are encouraged to derive information concerning the Reference Index from multiple sources, and you should not rely solely on views expressed by UBS and our respective affiliates.

•
An Investment in the Notes is Subject to Risks Associated With Non-U.S. Securities Markets — The securities represented by the Reference Index have been issued by non-U.S. companies.  An investment in notes linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

UBS Financial Services Inc.	RBC Capital Markets, LLC
P10

$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

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The Level of the Reference Index Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Index Constituent Stocks Are Traded in a Foreign Currency and the Notes Are Denominated in U.S. Dollars — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•
Changes That Affect an Index Will Affect the Market Value of the Notes and the Payments on the Notes — The policies of the sponsor of the Reference Index concerning the calculation of the Reference Index, additions, deletions or substitutions of the components of the Reference Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Reference Index and, therefore, could affect the amounts payable on the Notes, and the market value of the Notes prior to maturity.  The amounts payable on the Notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the Reference Index, or if the index sponsor discontinues or suspends calculation or publication of the Reference Index, in which case it may become difficult to determine the market value of the Notes.

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We Have No Affiliation With the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor — The index sponsor is not our affiliate, and will not be involved in the offering of the Notes in any way.  Consequently, we have no control of the actions of the index sponsor, including any actions of the type that might impact the value of the Notes.  The index sponsor has no obligation of any sort with respect to the Notes.  Thus, the index sponsor does not have any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.  None of our proceeds from the issuance of the Notes will be delivered to the index sponsor.

Risks Relating to Hedging Activities and Conflicts of Interest

•
We or Our Affiliates May Have Adverse Economic Interests to the Holders of the Notes — We, UBS and our respective affiliates may trade any equity securities represented by the Reference Index, and other financial instruments related to the Reference Index on a regular basis, for our accounts and for other accounts under our management. We, UBS and our respective affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Reference Index or any equity securities represented by the Reference Index.  To the extent that we, UBS or one of our respective affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Notes. Any of these trading activities could potentially affect the performance of the Reference Index and, accordingly, could affect the value of the Notes and the amounts, if any, payable on the Notes.

We, UBS and our respective affiliates may currently or from time to time engage in business with the issuers of securities represented by the Reference Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we, UBS or our respective affiliates may acquire non-public information about these companies, and we will not disclose any such information to you. We do not make any representation or warranty to any purchaser of a Note with respect to any matters whatsoever relating to our business with the issuer of any such security or future movements of the Reference Index or any equity securities represented by the Reference Index.

UBS Financial Services Inc.	RBC Capital Markets, LLC
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$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

Additionally, we, UBS and our respective affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the level of the Reference Index or the price of the equity securities represented by the Reference Index.  By introducing competing products into the marketplace in this manner, we, UBS and our respective affiliates could adversely affect the value of the Notes.

We may hedge our obligations under the Notes through certain affiliates, who would expect to make a profit on such hedge.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of each Observation Date, which could have an impact on the return of your Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

UBS Financial Services Inc.	RBC Capital Markets, LLC
P12

$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

INFORMATION REGARDING THE REFERENCE INDEX

All disclosures contained in this terms supplement regarding the Reference Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by STOXX Limited (“STOXX”) has no obligation to continue to publish or sponsor the Reference Index, and may discontinue publication or sponsorship of, the Reference Index. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance, publication or sponsorship of the Reference Index, or any successor.

The EURO STOXX 50® Index

This Reference Index was created by STOXX, as a joint venture between Deutsche Börse AG and SIX Group AG.  Publication of the SX5E began in February 1998, based on an initial level of 1,000 at December 31, 1991.

Composition and Maintenance

The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.

The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the SX5E

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the SX5E level can be expressed as follows:

SX5E =	Free float market capitalization of the SX5E	x 1,000
Adjusted base date market capitalization of the SX5E

The “free float market capitalization of the SX5E” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes offered hereby.

The license agreement between us and STOXX requires that the following language be stated in this document:

UBS Financial Services Inc.	RBC Capital Markets, LLC
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$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.  STOXX does not:

•	sponsor, endorse, sell, or promote the Notes;

•	recommend that any person invest in the Notes offered hereby or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;

•	have any responsibility or liability for the administration, management, or marketing of the Notes; or

•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.

STOXX will not have any liability in connection with the Notes.  Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E

•	the accuracy or completeness of the SX5E and its data;

•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

UBS Financial Services Inc.	RBC Capital Markets, LLC
P14

$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels of the Reference Index, as reported by Bloomberg Financial Markets.  The historical levels of the Reference Index should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Reference Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2008	3/31/2008	4,339.23	3,431.82	3,628.06
4/1/2008	6/30/2008	3,882.28	3,340.27	3,352.81
7/1/2008	9/30/2008	3,445.66	3,000.83	3,038.20
10/1/2008	12/31/2008	3,113.82	2,165.91	2,451.48
1/1/2009	3/31/2009	2,578.43	1,809.98	2,071.13
4/1/2009	6/30/2009	2,537.35	2,097.57	2,401.69
7/1/2009	9/30/2009	2,899.12	2,281.47	2,872.63
10/1/2009	12/31/2009	2,992.08	2,712.30	2,966.24
1/1/2010	3/31/2010	3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010	3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010	2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010	2,890.64	2,650.99	2,807.04
1/1/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/1/2011	12/31/2011	2,476.92	2,090.25	2,316.55
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,626.85
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/17/2014*	3,168.76	2,962.49	3,049.19

* This terms supplement, for the first calendar quarter of 2014, includes data for the period from January 1, 2014 through March 17, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

UBS Financial Services Inc.	RBC Capital Markets, LLC
P15

$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

The graph below illustrates the performance of the Reference Index from March 17, 2009 to March 17, 2014, assuming an Initial Index Level of 3,049.19, which was the closing level of the Reference Index on March 17, 2014. The dotted line represents a hypothetical Coupon Barrier and Trigger Level of 2,134.43, which is equal to 70% of the closing level on March 17, 2014. The actual Coupon Barrier and Trigger Level will be based on the closing level of the Reference Index on the Trade Date.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

UBS Financial Services Inc.	RBC Capital Markets, LLC
P16

$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have agreed to indemnify UBS and RBCCM against liabilities under the Notes Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Notes.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” above.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  If so specified in the pricing supplement related to the Notes, for a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Notes.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Royal Bank of Canada and RBCCM, as agent, UBS and certain other agents that may be party to the Distribution Agreement, as amended or supplemented, from time to time, each agent, acting as principal for its own account or agent, as applicable, will agree to purchase, and we will agree to sell, the principal amount of securities set forth on the cover page of the pricing supplement.  Each such Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this terms supplement. After the initial offering of the Notes, the agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of RBCCM.  The underwriting arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s underwriting of securities of an affiliate.  In accordance with FINRA Rule 5121, RBCCM may not make sales in this offering to any discretionary account without the prior written approval of the customer.

UBS Financial Services Inc.	RBC Capital Markets, LLC
P17

$ __________ Trigger Phoenix Autocallable Optimization Notes Linked to the EURO STOXX 50® Index, Due March 24, 2017 Royal Bank of Canada

No action has been or will be taken by us, RBCCM or any dealer that would permit a public offering of the Notes or possession or distribution of this terms supplement, or the accompanying prospectus supplement, prospectus, other than in the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this terms supplement, or the accompanying prospectus supplement, prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this terms supplement, and the accompanying prospectus supplement, and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The Settlement Date for the Notes will be March 21, 2014, which is the third business day following the Trade Date (referred to as a “T+3” settlement cycle).

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Index.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to result in a higher initial estimated value of the Notes at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Notes, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Index, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

UBS Financial Services Inc.	RBC Capital Markets, LLC
P18